SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                          Atheros Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04743P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 Pages

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 2 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital II, L.P. ("August II")
                      Tax ID Number:  94-3303776
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
      NUMBER OF       5      SOLE VOTING POWER
       SHARES                3,714,530   shares,   except  that  August  Capital
    BENEFICIALLY             Management  II,  L.L.C.  ("ACM  II"),  the  general
    OWNED BY EACH            partner  of August  II,  may be deemed to have sole
      REPORTING              power  to vote  these  shares,  and  John  Johnston
       PERSON                ("Johnston"), David F. Marquardt ("Marquardt"), and
        WITH                 Andrew S. Rappaport  ("Rappaport"),  the members of
                             ACM II, may be deemed to have shared  power to vote
                             these shares.
                      -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             0 shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             3,714,530  shares,  except that ACM II, the general
                             partner  of August  II,  may be deemed to have sole
                             power to dispose  of these  shares,  and  Johnston,
                             Marquardt and Rappaport, the members of ACM II, may
                             be deemed to have shared  power to dispose of these
                             shares.
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0 shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,714,530
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     7.80%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 3 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners II, L.P. ("Partners II") Tax ID Number: 94-3312511
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
      NUMBER OF       5      SOLE VOTING POWER
       SHARES                179,396  shares,  except  that ACM II, the  general
    BENEFICIALLY             partner of Partners  II, may be deemed to have sole
    OWNED BY EACH            power to vote these shares, and Johnston, Marquardt
      REPORTING              and Rappaport, the members of ACM II, may be deemed
       PERSON                to have shared power to vote these shares.
        WITH          -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             0 shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             179,396  shares,  except  that ACM II, the  general
                             partner of Partners  II, may be deemed to have sole
                             power to dispose  of these  shares,  and  Johnston,
                             Marquardt and Rappaport, the members of ACM II, may
                             be deemed to have shared  power to dispose of these
                             shares.
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0 shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        179,396
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.38%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 4 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management II, L.L.C. ("ACM II")
                      Tax ID Number:  94-3303773
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
     NUMBER OF        5      SOLE VOTING POWER
      SHARES                 3,893,926  shares,  of which  3,714,530  shares are
   BENEFICIALLY              directly  owned by August II and 179,396 shares are
   OWNED BY EACH             directly  owned by Partners II. ACM II, the general
     REPORTING               partner of August II and Partners II, may be deemed
      PERSON                 to  have  sole  power  to  vote  these  shares  and
       WITH                  Johnston,  Marquardt and Rappaport,  the members of
                             ACM II, may be deemed to have shared  power to vote
                             these shares.
                      -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             0 shares
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             3,893,926  shares,  of which  3,714,530  shares are
                             directly  owned by August II and 179,396 shares are
                             directly  owned by Partners II. ACM II, the general
                             partner of August II and Partners II, may be deemed
                             to have sole power to  dispose of these  shares and
                             Johnston,  Marquardt and Rappaport,  the members of
                             ACM II,  may be  deemed  to have  shared  power  to
                             dispose of these shares.
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0 shares
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,893,926
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     8.18%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     OO
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 5 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
      NUMBER OF
       SHARES         5      SOLE VOTING POWER
    BENEFICIALLY             0 shares
    OWNED BY EACH
      REPORTING
       PERSON
        WITH          -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             3,893,926  shares,  of which 3,714,530 are directly
                             owned by August II and 179,396 are  directly  owned
                             by Partners II. Johnston is a member of ACM II, the
                             general  partner of August II and  Partners II, and
                             may be deemed to have  shared  power to vote  these
                             shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             0 shares
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             3,893,926  shares,  of which 3,714,530 are directly
                             owned by August II and 179,396 are  directly  owned
                             by Partners II. Johnston is a member of ACM II, the
                             general  partner of August II and  Partners II, and
                             may be deemed to have  shared  power to  dispose of
                             these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,893,926
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     8.18%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 6 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
      NUMBER OF
       SHARES         5      SOLE VOTING POWER
    BENEFICIALLY             14,048 shares
    OWNED BY EACH
      REPORTING
       PERSON
        WITH          -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             3,893,926  shares,  of which  3,714,530  shares are
                             directly  owned by August II and 179,396 shares are
                             directly  owned  by  Partners  II.  Marquardt  is a
                             member of ACM II, the general  partner of August II
                             and  Partners  II, and may be deemed to have shared
                             power to vote these shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             14,048 shares
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             3,893,926  shares,  of which  3,714,530  shares are
                             directly  owned by August II and 179,396 shares are
                             directly  owned  by  Partners  II.  Marquardt  is a
                             member of ACM II, the general  partner of August II
                             and  Partners  II, and may be deemed to have shared
                             power to dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,907,974
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     8.21%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 7 of 14 Pages
----------------------------------                     -------------------------

------------ -------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)     [ ]   (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
      NUMBER OF
       SHARES         5      SOLE VOTING POWER
    BENEFICIALLY             5781 shares subject to options that are exercisable
    OWNED BY EACH            within 60 days.
      REPORTING
       PERSON
        WITH          -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             3,893,926  shares,  of which  3,714,530  shares are
                             directly  owned by August II and 179,396 shares are
                             directly  owned  by  Partners  II.  Rappaport  is a
                             member of ACM II, the general  partner of August II
                             and  Partners  II, and may be deemed to have shared
                             power to vote these shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             5781 shares subject to options that are exercisable
                             within 60 days.
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             3,893,926  shares,  of which  3,714,530  shares are
                             directly  owned by August II and 179,396 shares are
                             directly  owned  by  Partners  II.  Rappaport  is a
                             member of ACM II, the general  partner of August II
                             and  Partners  II, and may be deemed to have shared
                             power to dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        3,899,707
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     8.19%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 8 of 14 Pages
----------------------------------                     -------------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Atheros Communications, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  529 Almanor Avenue
                  Sunnyvale, CA 94085-3512

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by August Capital II, L.P., a Delaware limited partnership ("August II"), August Capital Strategic Partners II, L.P., a Delaware limited partnership ("Partners II"), August Capital Management II, L.L.C. a Delaware limited liability company ("ACM II"), John Johnston ("Johnston"), David F. Marquardt ("Marquardt") and Andrew S. Rappaport ("Rappaport"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  ACM II is the general partner of August II and Partners II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August II and Partners II. Johnston, Marquardt and Rappaport are the managing members of ACM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by August II and Partners II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  August II and Partners II are Delaware limited partnerships. ACM II is a Delaware limited liability company. Johnston, Marquardt and Rappaport are United States Citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  04743P108

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G                Page 9 of 14 Pages
----------------------------------                     -------------------------


ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                           (a) Amount beneficially owned:

                               See  Row  9 of  cover  page  for  each  Reporting
                               Person.

                           (b) Percent of Class:

                               See  Row 11 of  cover  page  for  each  Reporting
                               Person.

                           (c) Number of shares as to which such person has:

                               (i) Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.


                               (ii) Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.


                               (iii) Sole power to dispose or to direct the disposition of:

                                   See Row 7 of cover page for each Reporting Person.


                               (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G               Page 10 of 14 Pages
----------------------------------                     -------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:
                  --------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of August II and Partners II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                  --------------------------------------------------------------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G               Page 11 of 14 Pages
----------------------------------                     -------------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 10, 2005

Entities:         August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital Management II, L.L.C.

                                       By:/s/ Mark G. Wilson
                                          -----------------------
                                       Mark G. Wilson, Attorney-in-Fact for the
                                       above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport


                                       By:/s/ Mark G. Wilson
                                          -----------------------
                                       Mark G. Wilson, Attorney-in-Fact for the
                                       above listed individuals

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G               Page 12 of 14 Pages
----------------------------------                     -------------------------


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  13

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact            14

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G               Page 13 of 14 Pages
----------------------------------                     -------------------------



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Atheros Communications, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated February 10, 2005

Entities:         August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital Management II, L.L.C.

                                       By: /s/ Mark G. Wilson
                                          --------------------------------
                                       Mark G. Wilson, Attorney-in-Fact for the
                                       above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport


                                       By: /s/ Mark G. Wilson
                                          --------------------------------
                                       Mark G. Wilson, Attorney-in-Fact for the
                                       above listed individuals

----------------------------------                     -------------------------
CUSIP NO.     04743P108                   13 G               Page 14 of 14 Pages
----------------------------------                     -------------------------

                                    EXHIBIT B

                 Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.